BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or “Company”) (B3: BRFS3; NYSE: BRFS) hereby informs to its shareholders and to the market in general that, on November 8, 2018, was disclosed the full content of the decision of the Brazilian Securities and Exchange Commission – CVM that, by unanimous voting, approved the appeal filed by BRF, confirming the adequacy of the voting system used for the election of the members of the Company’s Board of Directors at the Ordinary and Extraordinary General Shareholders’ Meeting held on April 26, 2018 (“AGOE”).

CVM’s Board confirmed that, for all purposes, the election of the members of BRF’s Board of Directors at the AGOE occurred via the slate-based voting system, instead the cumulative voting system. Therefore, none of the legal effects resulting from the adoption of the cumulative voting system will be applicable to the election of the members of the Company’s Board of Directors at the AGOE.

São Paulo, November 12, 2018.

Elcio Ito

Chief Financial and Investor Relations Officer